Filed Pursuant to Rule 424(b)(2)
File No. 333-181299

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 24, 2012

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 10, 2012

$200,000,000

Frontier Communications Corporation

7.125% Senior Notes due 2023

We are offering $200,000,000 aggregate principal amount of our 7.125% Senior Notes due 2023. The notes we are offering are an additional issuance of and will be fully fungible and form a single series voting together as one class with the $600,000,000 aggregate principal amount of our 7.125% Senior Notes due 2023 issued on August 15, 2012. The notes offered hereby will have the same CUSIP number assigned to our previously issued notes. We will pay interest on the notes semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2013. The notes will mature on January 15, 2023. Interest will accrue from August 15, 2012.

We may, at our option, redeem some or all of the notes at any time, by paying a make-whole premium, plus accrued and unpaid interest, if any, to the date of the redemption. Upon the occurrence of a change of control triggering event (as defined), we will be required to offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The notes will be our senior obligations. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

The notes are not and will not be listed on any exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Supplemental Risk Factors” beginning on page S-8 for a discussion of factors that you should consider carefully before investing in the notes.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Frontier
Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest from August 15, 2012, the date of the issuance of $600,000,000 aggregate principal amount of 7.125% Senior Notes due 2023, to the date of issuance of the notes offered hereby.

Delivery of the notes offered hereby in book-entry form through The Depository Trust Company will be made on or about                     , 2012.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	J.P. Morgan

Co-Managers

Barclays	Citigroup	Deutsche Bank Securities	Morgan Stanley	RBS

Goldman, Sachs & Co.	Mitsubishi UFJ Securities	Raymond James	RBC Capital Markets	TD Securities

The date of this prospectus supplement is                     , 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS	1
OUR COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF DEBT SECURITIES	3
PLAN OF DISTRIBUTION	3
VALIDITY OF SECURITIES	3
EXPERTS	3
WHERE YOU CAN FIND MORE INFORMATION	3
INCORPORATION BY REFERENCE	3

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering or the notes offered hereby varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, the notes offered hereby only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes offered hereby in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes offered hereby and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

As used in this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “Frontier” and the “Company” refer to Frontier Communications Corporation and its subsidiaries. References to the “Acquired Business” refer to the defined assets and liabilities of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon”), which we acquired in connection with the Transaction (as defined below), in Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin and in portions of California bordering Arizona, Nevada and Oregon, including Internet access and long distance services and broadband video provided to designated customers in such areas. References to the “Transaction” refer to our acquisition of the Acquired Business from Verizon, which closed on July 1, 2010.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. Forward-looking statements may differ from actual future results due to, but not limited to, and our future results may be materially affected by, potential risks and uncertainties. You should understand that it is not possible to predict or identify all potential risks or uncertainties. We note the following as a partial list:

•	The risk that the growth opportunities from the Transaction may not be fully realized or may take longer to realize than expected;

S-ii

•

The effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis;

•	Reductions in the number of our access lines that cannot be offset by increases in broadband subscribers and sales of other products and services;

•	The effects of competition from cable, wireless and other wireline carriers;

•	Our ability to maintain relationships with customers, employees or suppliers;

•

The effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation;

•	The effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes;

•	The effects of changes in the availability of federal and state universal funding to us and our competitors;

•	Our ability to adjust successfully to changes in the communications industry and to implement strategies for growth;

•	Continued reductions in switched access revenues as a result of regulation, competition or technology substitutions;

•	Our ability to effectively manage service quality in our territories and meet mandated service quality metrics;

•	Our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers;

•	Changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations;

•	Our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt;

•

The effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses;

•

The effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks;

•	The effects of increased medical, pension and postemployment expenses and related funding requirements;

•	Changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments;

•	The effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company;

•	Our ability to successfully renegotiate union contracts in 2012 and thereafter;

S-iii

•	Changes in pension plan assumptions and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2013 and beyond;

•	The effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers;

•

Adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing;

•

Our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; and

•	The effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters.

Any of the foregoing events, or other events, could cause financial information to vary from management’s forward-looking statements included in this prospectus supplement and the accompanying prospectus. You should consider these important factors, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, in evaluating any statement made in or incorporated by reference in this prospectus supplement and the accompanying prospectus. For the foregoing reasons, we caution you against relying on any forward-looking statements. We undertake no obligation to update or revise these forward-looking statements, except as required by law.

S-iv

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are a communications company providing services predominantly to rural areas and small and medium-sized towns and cities in the U.S. We generated revenues of approximately $5.2 billion for the fiscal year ended December 31, 2011 and approximately $2.5 billion for the six months ended June 30, 2012. We operate in 27 states with approximately 5.1 million access lines, 1.8 million broadband subscribers and 0.6 million video subscribers as of June 30, 2012.

Incorporated in November 1935, we are the fourth largest incumbent local exchange carrier in the United States based on number of access lines. Our business is with both residential and business customers and we provide the “last mile” of telecommunications services to customers in these markets.

We offer a broad portfolio of high-quality communications services for residential and business customers in each of our markets. These include services traditionally associated with local telephone companies, as well as other services such as long distance, Internet access, broadband-enabled services and video services. We offer these services both á la carte and, increasingly, as bundled packages which are purposely designed to simplify customer purchasing decisions and to provide the customer with pricing discounts. We also offer incentives and promotions such as gifts to influence customers to purchase or retain certain services. We also enhance customer retention by offering one-, two- and three-year price protection plans under which customers commit to a term in exchange for predictable pricing or other incentives and promotions. We are staffed locally with skilled technicians and supervisory personnel, which enables us to efficiently and reliably provide an array of communications services to meet our customers’ needs. Our call center operations and field technicians are staffed with 100% U.S.-based personnel.

Our mission is to be the leader in providing communications services to residential and business customers in our markets. We are committed to delivering innovative and reliable products and solutions with an emphasis on convenience, service and customer satisfaction. We believe that our local management structure, 100% U.S.-based customer service and innovative product positioning will continue to differentiate us from our competitors in the markets in which we compete.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections entitled “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus contain more detailed descriptions of the terms and conditions of the notes and the indenture governing the notes offered hereby. In this subsection, “we,” “us” and “our” refer only to Frontier Communications Corporation and not to any of our subsidiaries.

Issuer	Frontier Communications Corporation

Notes Offered	$200 million aggregate principal amount of 7.125% Senior Notes due 2023. The notes we are offering are an additional issuance of and will be fully fungible and form a single series voting together as one class with the $600 million of our 7.125% Senior Notes due 2023 issued on August 15, 2012.

Notes Outstanding After the Offering	$800 million aggregate principal amount of 7.125% Senior Notes due 2023.

Maturity Date	January 15, 2023.

Interest	We will make interest payments on the notes semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2013. Interest will accrue from August 15, 2012.

Ranking	The notes will be our senior unsecured obligations and will rank:

•	equal in right of payment to all of our existing and future senior unsecured indebtedness;

•	effectively junior to all of our existing and future senior secured indebtedness (all of which is currently at our subsidiaries) to the extent of the assets securing such indebtedness;

•	effectively junior to all existing and future indebtedness and other liabilities and commitments of our subsidiaries (including trade payables and capital lease obligations); and

•	senior in right of payment to all of our existing and future subordinated indebtedness, if any.

As of June 30, 2012, we and our subsidiaries had approximately $8.3 billion of indebtedness. On August 15, 2012, we issued $600 million aggregate principal amount of 7.125% Senior Notes due 2023. As of June 30, 2012, the

notes would have ranked effectively junior to (i) approximately $9.5 million of senior secured indebtedness to the extent of the assets securing such indebtedness (all of which was at our subsidiaries) and (ii) approximately $1,058.6 million of liabilities of our subsidiaries, including approximately $295.5 million of indebtedness (including the secured indebtedness) and $57.1 million with respect to a sale and leaseback transaction accounted for as a secured financing obligation and excluding deferred income tax liabilities and intercompany liabilities.

The indenture governing the notes will not restrict the amount of debt we may incur, including senior debt, which will be pari passu with the notes, except that the indenture will limit, subject to important qualifications, the amount of debt our subsidiaries may incur. The notes will rank effectively junior to any existing and such additional subsidiary debt.

Optional Redemption	At any time, we may redeem some or all of the notes by paying a specified “make-whole” premium set forth under “Description of the Notes—Optional Redemption.”

Covenants	We will issue the notes offered hereby under an indenture and supplemental indenture, as amended to provide for the issuance of the notes offered hereby, which we refer to collectively as “the indenture,” between us and The Bank of New York Mellon, as trustee. The indenture will include covenants that limit our ability and each of our subsidiaries’ ability to:

•	incur indebtedness at our subsidiaries;

•	create liens; and

•	merge or consolidate with other companies.

These covenants are subject to important exceptions and qualifications. In addition, we and each of our subsidiaries will not be subject to the covenant described under “Description of the Notes—Covenants—Limitation on Subsidiary Indebtedness,” including any limitation on indebtedness of subsidiaries, at any time after the notes achieve investment grade ratings by S&P and Moody’s. See “Description of the Notes—Termination of Certain Covenants.”

Change of Control

Following a change of control and ratings decline (as defined herein), we will be required to offer to purchase all of the notes at a purchase price equal to 101% of their respective principal amounts, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Repurchase of Notes upon a Change of Control Triggering Event.”

Absence of Established Market for the Notes	There is currently no established trading market for the notes, and we do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. We cannot provide you with any assurances regarding your ability to sell the notes you purchase in this offering or the price at which you may be able to sell such notes. The underwriters have advised us that they are currently making a market in the notes. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued by the underwriters in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. See “Underwriting.”

Use of Proceeds	The net proceeds from the offering, after deducting underwriting discounts and commissions and before deducting estimated expenses, will be approximately $ million. We will use the net proceeds from the sale of the notes offered hereby to repurchase or retire our indebtedness or the indebtedness of our subsidiaries or for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Your investment in the notes offered hereby will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission and the documents incorporated by reference herein and, in particular, you should evaluate the risks in this prospectus supplement under “Supplemental Risk Factors” and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to purchase any notes in this offering.

Governing Law	The notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon.

Summary Historical Consolidated Financial Information of Frontier

The following tables present our summary historical consolidated financial and operating information for the periods indicated. The summary statements of operations information for the six months ended June 30, 2012 and 2011 and the selected balance sheet data as of June 30, 2012 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. In the opinion of our management, all adjustments considered necessary for a fair presentation of the interim June 30, 2012 and 2011 financial information have been included. The summary historical consolidated financial information as of December 31, 2011 and 2010 and for each of the three fiscal years in the three-year period ended December 31, 2011 is derived from our audited historical consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial information as of December 31, 2009 is derived from our audited historical consolidated financial statements not included or incorporated by reference into this prospectus supplement and the accompanying prospectus. The operating data below is unaudited for all periods. Our operating results for the six months ended June 30, 2012 are not necessarily indicative of the results to be expected for any future periods.

This information is only a summary and should be read in conjunction with our management’s discussion and analysis of financial condition incorporated by reference into this prospectus supplement and the accompanying prospectus and results of operations and the historical consolidated financial statements and notes thereto referred to above. Our long-term debt as of June 30, 2012 does not reflect our issuance of $600 million aggregate principal amount of 7.125% Senior Notes due 2023 issued on August 15, 2012.

	Six Months Ended June 30,		Year Ended December 31,
($ in thousands)	2012	2011	2011	2010	2009
	(unaudited)
Statements of Operations Information:
Revenue	$2,526,831	$2,668,952	$5,243,043	$3,797,675	$2,117,894
Operating income	$476,242	$488,873	$899,621	$771,998	$606,165
Income from continuing operations	$52,489	$90,040	$157,608	$155,717	$123,181
Net income attributable to common shareholders of Frontier	$44,757	$86,972	$149,614	$152,673	$120,783
Other Financial Data:
Capital expenditures(1)	$404,013	$433,025	$824,839	$577,879	$255,965
Adjusted EBITDA(2)	$1,240,197	$1,260,207	$2,485,567	$1,853,271	$1,148,874

		As of June 30,	As of December 31,
($ in thousands)		2012	2011	2010	2009
		(unaudited)
Balance Sheet Data:
Total assets		$17,145,595	$17,429,768	$17,890,230	$6,878,255
Long-term debt		$7,670,517	$8,205,841	$7,983,614	$4,794,129
Total shareholders’ equity of Frontier		$4,314,895	$4,455,137	$5,196,740	$327,611
Operating Data:
Access lines		5,072,103	5,266,916	5,745,718	2,117,512
Broadband subscribers		1,781,295	1,764,160	1,718,959	635,947
Video subscribers		568,154	557,527	531,446	172,961

(1)	Includes capital expenditures related to integration activities of $27,940 and $18,986 for the six months ended June 30, 2012 and 2011, respectively, and $76,478, $96,991 and $24,999 for the years ended December 31, 2011, 2010 and 2009, respectively.

(2)	Adjusted EBITDA is a non-GAAP financial measure which we define as operating income plus depreciation and amortization, as adjusted to add back acquisition and integration costs, non-cash pension/OPEB costs and severance and early retirement costs. A reconciliation of the differences between Adjusted EBITDA and the most comparable financial measure calculated and presented in accordance with GAAP is included in the table that follows. Adjusted EBITDA is, by definition, not a measure of financial performance under GAAP and is not an alternative to operating income or net income reflected in the statement of operations or to cash flow, as reflected in the statement of cash flows, and it is not necessarily indicative of cash available to fund all cash needs. Adjusted EBITDA as used by us may not be comparable to similarly titled measures of other companies.

We believe that presentation of Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA, when used in conjunction with related GAAP financial measures, (i) provides a more comprehensive view of our core operations and ability to generate cash flow, (ii) provides investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing us and our results of operations.

Management uses Adjusted EBITDA to (i) assist in analyzing our underlying financial performance from period to period, (ii) evaluate the financial performance of our business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding our ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses Adjusted EBITDA in conjunction with related GAAP financial measures. We believe that Adjusted EBITDA is meaningful and useful for the reasons outlined above.

While we utilize Adjusted EBITDA in managing and analyzing our business and financial condition and believe it is useful to management and to investors for the reasons described above, Adjusted EBITDA has certain shortcomings. Management compensates for the shortcomings of Adjusted EBITDA by utilizing it in conjunction with comparable GAAP financial measures. The information presented in this section should be read in conjunction with the consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

The following are the components of Adjusted EBITDA for each of the years in the three-year period ended December 31, 2011 and for the six months ended June 30, 2012 and 2011.

	Six Months Ended June 30,		Year Ended December 31,
($ in thousands)	2012	2011	2011	2010	2009
	(unaudited)
Operating income	$476,242	$488,873	$899,621	$771,998	$606,165
Depreciation and amortization	664,347	710,243	1,403,175	893,719	476,391

	1,140,589	1,199,116	2,302,796	1,665,717	1,082,556

Acquisition and Integration Costs	63,746	33,487	143,146	137,142	28,334
Non-cash Pension/OPEB Costs	27,853	16,560	23,897	40,050	34,196
Severance and Early Retirement Costs	8,009	11,044	15,728	10,362	3,788

Adjusted EBITDA	$1,240,197	$1,260,207	$2,485,567	$1,853,271	$1,148,874

Ratio of Earnings to Fixed Charges

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of this ratio, earnings consist of pre-tax income from continuing operations before income (loss) from equity investees, and after deductions for income attributable to the noncontrolling interest in a partnership, plus fixed charges (except for interest capitalized and preferred dividend requirements of consolidated subsidiaries) and distributed income of equity investees. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed to be representative of interest.

	Six Months Ended	Fiscal Year Ended
	June 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Consolidated Ratios of Earnings to Fixed Charges(1)	1.21	1.33	1.49	1.49	1.76	1.87

(1)	Includes losses on early extinguishment of debt or exchanges of debt of $70.8 million for the six months ended June 30, 2012 and $45.9 million, $6.3 million and $18.2 million for the fiscal years ended December 31, 2009, 2008 and 2007, respectively. The consolidated ratios of earnings to fixed charges, adjusted to exclude losses on early extinguishment of debt or exchanges of debt were 1.42 for the six months ended June 30, 2012 and 1.61, 1.78 and 1.91 for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the risks described below in addition to the risks described in “Risk Factors” in the accompanying prospectus, as well as in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the notes offered hereby. See “Where You Can Find More Information” and “Incorporation by Reference.” You could lose part or all of your investment.

Substantial debt and debt service obligations may adversely affect us.

We have a significant amount of indebtedness, which amounted to approximately $8.3 billion at June 30, 2012 (which amount does not include our issuance on August 15, 2012 of $600 million aggregate principal amount of 7.125% Senior Notes due 2023). We also have a $750.0 million revolving credit facility and, as of June 30, 2012, we had not made any borrowings utilizing this facility. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under the terms of our existing indebtedness, which would increase our total debt. Although our existing debt is substantial, the indenture under which the notes will be issued will still permit us to incur additional debt. If we were to incur additional indebtedness, the risks that you face as a result of our substantial indebtedness could be magnified.

The potential significant negative consequences on our financial condition and results of operations that could result from our substantial debt include:

•	limitations on our ability to obtain additional debt or equity financing;

•

instances in which we are unable to meet the financial covenants contained in our debt agreements or to generate cash sufficient to make required debt payments, which circumstances have the potential of accelerating the maturity of some or all of our outstanding indebtedness;

•

the allocation of a substantial portion of our cash flow from operations to service our debt, thus reducing the amount of our cash flow available for other purposes, including operating costs, capital expenditures, debt reduction and dividends that could improve our competitive position, results of operations or stock price;

•	requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•	compromising our flexibility to plan for, or react to, competitive challenges in our business and the communications industry; and

•

the possibility of our being put at a competitive disadvantage with competitors who do not have as much debt as us, and competitors who may be in a more favorable position to access additional capital resources.

In addition, our senior notes are rated below “investment grade” by independent ratings agencies. This can result in higher borrowing costs for us. We cannot assure you that these rating agencies will not lower our current debt ratings, if in the rating agencies’ judgment, such an action is appropriate. A lowering of a rating may further increase our future borrowing costs and reduce our access to capital.

Frontier is a holding company and, as a result, we rely on the receipt of funds from our subsidiaries in order to meet our cash needs and service our indebtedness, including the notes. The notes will be effectively subordinated to liabilities of our subsidiaries.

Frontier is a holding company and our principal assets consist of the shares of capital stock or other equity instruments of our subsidiaries. As a holding company without independent means of generating operating revenues, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations, including those arising under the notes, and meet our cash needs. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make dividends, distributions or other payments to us in order to allow us to make payments on the notes. In addition, the payment of these dividends, distributions and other payments, as well as other transfers of assets, between our subsidiaries and from our subsidiaries to us may be subject to legal, regulatory or contractual restrictions. Some state regulators have imposed and others may consider imposing on regulated companies, including us, cash management practices that could limit the ability of such regulated companies to transfer cash between subsidiaries or to the parent company. While none of the existing state regulations materially affect our cash management, any changes to the existing regulations or imposition of new regulations or restrictions may materially adversely affect our ability to transfer cash within our consolidated companies.

You will not have any claim as a creditor against our subsidiaries. Accordingly, all obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise. As of June 30, 2012, our subsidiaries had outstanding approximately $1,058.6 million of total liabilities, including approximately $295.5 million of indebtedness (including $9.5 million of secured indebtedness) and $57.1 million with respect to a sale and leaseback transaction accounted for as a secured financing obligation and excluding deferred income tax liabilities and intercompany liabilities. Although the indenture governing the notes will limit the indebtedness our subsidiaries may incur, our subsidiaries will be able to incur a substantial amount of additional debt, including without limitation Acquired Indebtedness (as defined in the indenture governing the notes). See “Description of the Notes—Covenants—Limitations on Subsidiary Indebtedness.” Moreover, the indenture governing the notes will provide that this covenant would no longer be applicable to us from and after the first date on which the notes were rated “investment grade.” Termination of this covenant would allow us to engage in certain transactions that would not be permitted while this covenant was in effect even if the notes are subsequently downgraded below investment grade. See “Description of the Notes—Termination of Certain Covenants.”

There will be no cross-default or cross-acceleration provisions in the indenture governing the notes, which could affect our ability to satisfy our obligations under the notes.

The indenture governing the notes will not contain a cross-default or cross-acceleration provision so holders of the notes will not have the right to accelerate indebtedness represented by the notes in the event of (1) a default by us or any of our subsidiaries under any other indebtedness of our company or our subsidiaries, including under our credit facilities, or (2) a bankruptcy or similar event affecting any of our subsidiaries. If such events occur, our obligations and our subsidiaries’ obligations, as applicable, will have to be satisfied first, and the holders of the notes will have no rights to participate in any distributions or payments. Consequently, we might not have sufficient funds or resources following such events to satisfy our obligations, including our obligations under the notes.

The notes are unsecured and will effectively be subordinated to any secured indebtedness.

The notes are unsecured and therefore will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding, the assets that serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the notes. As of June 30, 2012, we had approximately $9.5 million of secured indebtedness (all of which was at our subsidiaries). The indenture governing the notes will permit us, subject to specified limitations, to incur a substantial amount of additional secured debt, including without limitation Acquired Indebtedness (as defined in the indenture governing the notes).

The agreements governing our debt, including the notes and our credit facilities, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur indebtedness at our subsidiaries;

•	create liens; and

•	merge or consolidate with other companies.

In addition, our credit facilities require us to comply with specified covenants, including financial ratios. Any future indebtedness may also require us to comply with similar covenants. These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

There is no public trading market for the notes.

We cannot provide you with any assurances regarding your ability to sell the notes you purchase in this offering or the price at which you may be able to sell such notes. The notes may trade at prices that may be higher or lower than the initial offering price in this offering depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments and the market for similar securities. The notes are not and will not be listed on a national securities exchange. The underwriters of this offering have informed us that they are making a market in the notes. However, they are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will be maintained.

We may not have sufficient funds to repurchase the notes upon a change of control, and certain strategic transactions may not constitute a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control and ratings decline (as defined herein) at a purchase price equal to 101% of the respective principal amount of the notes plus accrued interest to the date of the purchase. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes and will be required to obtain third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. In addition, the occurrence of certain change of control events may constitute an event of default under the terms of our credit facilities. Such an event of default would entitle the lenders under our credit facilities to, among other things, cause all outstanding debt thereunder to become due and payable.

We continuously evaluate and may in the future enter into strategic transactions. Any such transaction could happen at any time, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or a sale of all or substantially all of our assets.

We currently have no agreement or understanding regarding, and are not in active negotiations with respect to, any material strategic transaction, although as part of our strategy we expect to continue to evaluate and may enter into material strategic transactions in the future. Further, subject to limitations in the indenture governing the notes and a tax sharing agreement, we could, in the future, enter into certain transactions, including acquisitions, refinancings, other recapitalizations or material strategic transactions, that would not result in a change of control or a change of control triggering event within the meaning of the indenture and would not otherwise be prohibited by the covenants and provisions of the indenture. Such transactions could significantly increase the amount of our indebtedness outstanding at such time (including secured debt or subsidiary debt that would be effectively senior to the notes) or otherwise affect our capital structure or credit ratings.

USE OF PROCEEDS

The net proceeds from the offering, after deducting underwriting discounts and commissions and before deducting estimated expenses, will be approximately $             million. We will use the net proceeds from the sale of the notes offered hereby to repurchase or retire our indebtedness or the indebtedness of our subsidiaries or for general corporate purposes.

Pending the application of the net proceeds, we may invest such net proceeds in short-term investment grade obligations.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012 on a historical basis and as adjusted to give effect to the sale of the $600 million principal amount of notes issued on August 15, 2012 and the $200 million principal amount of notes offered hereby and the assumed application of the net proceeds thereof.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2012
(In Millions)	Historical	As Adjusted
Cash and cash equivalents(1)	$410	$

Long-term debt, net of current portion and debt discount(1)(2):
7.125% Senior Notes due 2023 offered hereby	—		200
7.125% Senior Notes due 2023 outstanding	—		600
Senior notes, debentures and other debt	7,671		7,671

Total long-term borrowings	7,671		8,471
Total shareholders’ equity	4,315		4,315

Total capitalization	$11,986		$12,786

(1)	For purposes of this table, the application of the net proceeds of the $200 million principal amount of 7.125% Senior Notes due 2023 offered hereby and the $600 million principal amount of 7.125% Senior Notes due 2023 issued on August 15, 2012 has been reflected in the as adjusted column as cash, pending its use for the repurchase or retirement of our outstanding debt or for general corporate purposes.
(2)	Excludes long-term debt due within one year of $616.6 million at June 30, 2012.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our outstanding indebtedness. To the extent this summary contains descriptions of our credit facilities, our senior notes and debentures and the indentures governing them, the descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents. See “Where you Can Find More Information” and “Incorporation by Reference.”

Our Credit Facilities

We have a credit agreement (the “Credit Agreement”) with CoBank, ACB, as administrative agent, lead arranger and a lender, and the other lenders party thereto, for a $575 million senior unsecured term loan facility with a final maturity of October 14, 2016. The entire amount was drawn upon execution of the Credit Agreement in October 2011. Repayment of the outstanding principal balance is made in quarterly installments in the amount of $14,375,000, which commenced on March 31, 2012, with the remaining outstanding principal balance to be repaid on the final maturity date. As of June 30, 2012, we had $546.3 million outstanding under the Credit Agreement. Borrowings under the Credit Agreement bear interest based on the margins over the Base Rate (as defined in the Credit Agreement) or LIBOR, at our election. Interest rate margins under the facility (ranging from 0.875% to 2.875% for Base Rate borrowings and 1.875% to 3.875% for LIBOR borrowings) are subject to adjustments based on our Total Leverage Ratio, as such term is defined in the Credit Agreement. The initial pricing on this facility is LIBOR plus 2.875% through September 30, 2012. The maximum permitted leverage ratio is 4.5 times.

We also have a $750.0 million revolving credit facility. As of June 30, 2012, we had not made any borrowings utilizing this facility. The terms of the credit facility are set forth in the credit agreement, dated as of March 23, 2010, among us, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Revolving Credit Agreement”). Associated facility fees under the credit facility will vary from time to time depending on our credit rating (as defined in the Revolving Credit Agreement) and were 0.625% per annum as of June 30, 2012. The credit facility is scheduled to terminate on January 1, 2014. During the term of the credit facility, we may borrow, repay and reborrow funds, and may obtain letters of credit, subject to customary borrowing conditions. Loans under the credit facility will bear interest based on the alternate base rate or the adjusted LIBOR rate (each as determined in the Revolving Credit Agreement), at our election, plus a margin specified in the Revolving Credit Agreement based on our credit rating. Letters of credit issued under the credit facility will also be subject to fees that vary depending on our credit rating. The credit facility will be available for general corporate purposes but may not be used to fund dividend payments.

We also have a $100.0 million unsecured letter of credit facility. The terms of the letter of credit facility are set forth in a credit agreement, dated as of September 8, 2010, among us, the Lenders party thereto, and Deutsche Bank AG, New York Branch, as Administrative Agent and Issuing Bank (the “Letter of Credit Agreement”). An initial letter of credit for $190.0 million was issued to the West Virginia Public Service Commission to guarantee certain of our capital investment commitments in West Virginia in connection with the Transaction. The initial commitments under the Letter of Credit Agreement expired on September 20, 2011, with Deutsche Bank AB, New York Branch exercising its option to extend $100.0 million of the commitments to September 20, 2012. On September 11, 2012, we entered into an amendment to the Letter of Credit Agreement to extend $40 million of the commitments to September 20, 2013. Two letters of credit, one for $20 million expiring March 2013 and the other for $20 million expiring September 2013, were issued on September 13, 2012. We are required to pay an annual facility fee on the available commitment, regardless of usage. The covenants binding on us under the terms of the amended Letter of Credit Agreement are substantially similar to those in our other credit facilities, including limitations on liens, substantial asset sales and mergers, subject to customary exceptions and thresholds.

We have $9.5 million in secured promissory note borrowings from the Federal Financing Bank with the Rural Utilities Service (formerly the Rural Electrification Administration). These notes mature January 3, 2028 and have a weighted-average interest rate of 6.154%.

Our Notes and Debentures

At June 30, 2012, our notes and debentures represented $7.7 billion of our approximately $8.3 billion of indebtedness outstanding. The table below does not reflect our issuance on August 15, 2012 of $600 million aggregate principal amount of our 7.125% Senior Notes due 2023. At June 30, 2012, we had outstanding the following notes and debentures:

•	$36.0 million in principal amount of 8.050% Subsidiary Senior Notes due 2012;

•	$522.7 million in principal amount of 6.250% Senior Notes due 2013;

•	$200.0 million in principal amount of 8.250% Senior Notes due 2014;

•	$300.0 million in principal amount of 6.625% Senior Notes due 2015;

•	$450.5 million in principal amount of 7.875% Senior Notes due 2015;

•	$1,100.0 million in principal amount of 8.250% Senior Notes due 2017;

•	$600.0 million in principal amount of 8.125% Senior Notes due 2018;

•	$434.0 million in principal amount of 7.125% Senior Notes due 2019;

•	$1,100.0 million in principal amount of 8.500% Senior Notes due 2020;

•	$500.0 million in principal amount of 9.250% Senior Notes due 2021;

•	$500.0 million in principal amount of 8.750% Senior Notes due 2022;

•	$138.0 million in principal amount of 7.000% Debentures due 2025;

•	$1.7 million in principal amount of 6.800% Debentures due 2026;

•	$345.9 million in principal amount of 7.875% Senior Notes due 2027;

•	$200.0 million in principal amount of 6.730% Subsidiary Debentures due 2028;

•	$50.0 million in principal amount of 8.400% Subsidiary Debentures due 2029;

•	$945.3 million in principal amount of 9.000% Senior Notes due 2031;

•	$0.6 million in principal amount of 7.680% Debentures due 2034;

•	$125.0 million in principal amount of 7.450% Debentures due 2035; and

•	$193.5 million in principal amount of 7.050% Debentures due 2046.

We may from time to time repurchase our debt in the open market, through tender offers, exchanges of debt securities, by exercising rights to call or in privately negotiated transactions. We may also refinance existing debt or exchange existing debt for newly issued debt obligations.

There are no scheduled principal payments required on any of these notes or debentures until their final maturities.

Our outstanding senior notes and debentures are senior, unsecured obligations that rank pari passu in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated indebtedness. None of our outstanding senior notes or debentures are guaranteed by our subsidiaries.

Certain of our senior note indentures restrict our subsidiaries’ ability to incur additional indebtedness. Please read “ Supplemental Risk Factors—The agreements governing our debt, including the notes and our credit facilities, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.”

DESCRIPTION OF THE NOTES

Frontier Communications Corporation will issue the notes offered hereby under the fourth supplemental indenture dated as of August 15, 2012, as amended to provide for the issuance of the notes offered hereby (the “supplemental indenture”), supplementing the indenture dated as of April 9, 2009, between us and The Bank of New York Mellon, as trustee (the “base indenture” and, as supplemented by the supplemental indenture, the “indenture”). The terms of the notes include those stated in the supplemental indenture and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. A copy of the indenture is available for inspection at the office of the trustee.

The following description is a summary of the terms of the notes. The descriptions in this prospectus supplement contain a summary of certain terms of the notes, the supplemental indenture and the base indenture, but do not purport to be complete and are qualified by reference to those instruments. In this section, “we,” “our,” “us” and “Frontier” refer only to Frontier Communications Corporation and not to any of our subsidiaries. Certain terms used in this description are defined under the subheading “—Certain Definitions.”

General

We are issuing $200,000,000 aggregate principal amount of notes in this offering. The notes we are offering are an additional issuance of and will be fully fungible and form a single series voting together as one class with the $600,000,000 aggregate principal amount of our 7.125% Senior Notes due 2023 issued on August 15, 2012. The notes offered hereby will have the same CUSIP number assigned to our previously issued notes.

The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may offer additional series of debt securities from time to time under the indenture in as many distinct series as we may determine. All debt securities issued under the indenture will be our senior unsecured obligations and will rank equal in right of payment to the notes. The terms and conditions of each series of debt securities, including the notes, will be set forth in those debt securities and in the applicable supplemental indenture. We may, without the consent of the holders of notes, issue additional notes of a series, including the notes, having the same ranking, interest rate, maturity and other terms as the notes of that series previously issued. Any additional notes having such same terms, together with the notes of that series previously issued, will constitute a single series of notes issued under the indenture.

The notes will mature on January 15, 2023. Interest on the notes will be payable on January 15 and July 15 of each year, beginning on January 15, 2013 to the persons in whose names the notes are registered on the preceding January 1 and July 1, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will pay principal and interest on the notes, register the transfer of the notes and exchange the notes at our office or agency maintained for that purpose, which initially will be the corporate trust office of the trustee located at 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration. So long as the notes are represented by global debt securities, the interest payable on the notes will be paid to Cede &

Co, the nominee of the depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.

If the trustee shall not be the registrar for the notes at any time, we will furnish or cause to be furnished to the trustee a list in such form as the trustee may reasonably require of the names of the holders of the notes of such series (a) semi-annually and (b) at such other times as the trustee may request in writing, within thirty days after receipt of any such request.

The notes will be our senior unsecured obligations and will rank:

•	equal in right of payment to all of our existing and future senior unsecured indebtedness;

•	effectively junior to all of our existing and future senior secured indebtedness (all of which is currently at our subsidiaries) to the extent of the value of the assets securing such indebtedness;

•	effectively junior to all existing and future indebtedness and other liabilities and commitments of our subsidiaries (including trade payables and capital lease obligations); and

•	senior in right of payment to all of our existing and future subordinated indebtedness, if any.

As of June 30, 2012, we and our subsidiaries had approximately $8.3 billion of indebtedness (which amount does not include our issuance on August 15, 2012 of $600 million aggregate principal amount of 7.125% Senior Notes due 2023). At such date, the notes would have ranked effectively junior to (i) approximately $9.5 million of senior secured indebtedness to the extent of the assets securing such indebtedness (all of which was at our subsidiaries) and (ii) approximately $1,058.6 million of liabilities of our subsidiaries, including approximately $295.5 million of indebtedness (including the secured indebtedness) and $57.1 million with respect to a sale and leaseback transaction accounted for as a secured financing obligation and excluding deferred income tax liabilities and intercompany liabilities.

Optional Redemption

The notes will be redeemable at Frontier’s election, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the notes to be redeemed.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such interest record date.

Frontier will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the securities to be redeemed.

Unless Frontier defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed, selection of the notes for redemption will be made by the trustee:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of such national securities exchange; or

(2)	if the notes are not so listed, on a pro rata basis (subject to the procedures of The Depository Trust Company) or, to the extent a pro rata basis is not permitted, in such manner as the trustee shall deem to be fair and appropriate.

No note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

The notes are not subject to a sinking fund.

Repurchase of Notes upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the notes, each holder of notes will have the right to require Frontier to repurchase all or any part of that holder’s notes pursuant to a Change of Control offer on the terms set forth in the supplemental indenture. In the Change of Control offer, Frontier will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes to the applicable date of repurchase. Within 30 days following any Change of Control Triggering Event, if Frontier had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the notes in connection with an optional redemption permitted by the supplemental indenture, Frontier will mail a notice to each registered holder briefly describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”) pursuant to the procedures required by the supplemental indenture and described in such notice.

Frontier will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the supplemental indenture, Frontier will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the supplemental indenture by virtue of such conflict.

On the Change of Control Payment Date, Frontier will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control offer;

(2)	deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions thereof properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Frontier.

The paying agent will promptly mail to each registered holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

Frontier will not be required to make a Change of Control offer upon a Change of Control Triggering Event if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the supplemental indenture or indenture applicable to a Change of Control offer made by Frontier and purchases all notes properly tendered and not withdrawn under the Change of Control offer.

A Change of Control offer may be made in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control offer.

There can be no assurance that Frontier will have sufficient funds available at the time of any Change of Control Triggering Event to consummate a Change of Control offer for all notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date.

Covenants

Limitation on Subsidiary Indebtedness

Frontier will not permit any of its Subsidiaries to Incur any Indebtedness, other than:

(A)	Indebtedness of any Subsidiary of Frontier consisting of (i) Guarantees by such Subsidiary of Indebtedness of Frontier under Credit Facilities or (ii) Liens granted by such Subsidiary to secure such Guarantee or such Indebtedness of Frontier, in an aggregate principal amount (without duplication), when taken together with the aggregate principal amount of Indebtedness secured by Liens on the property or assets (which includes capital stock) of Frontier and its Subsidiaries Incurred pursuant to the second sentence and clause (1) of the first paragraph of “—Limitations on Liens” covenant below, not to exceed the Permitted Amount at the time of Incurrence of such Guarantee or Lien;

(B)	Indebtedness of any Designated Subsidiary or any Subsidiary of such Designated Subsidiary, provided that, with respect to this clause (B) only, no portion of such Indebtedness is recourse to Frontier or any of its other Subsidiaries;

(C)	Acquired Indebtedness;

(D)	Indebtedness existing on the Issue Date of any Subsidiary of Frontier;

(E)	Indebtedness of any Subsidiary of Frontier issued in exchange for, or the net proceeds of which are used or will be used to extend, refinance, renew, replace, defease or refund, other Indebtedness that was permitted by the supplemental indenture to be Incurred under clause (C) or (D) of this paragraph; or

(F)	Indebtedness in an aggregate principal amount, at anytime outstanding, not to exceed $250.0 million.

The maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Subsidiary Indebtedness” covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Liens

Frontier will not, and will not permit any of its Subsidiaries to, allow any Lien on any of Frontier’s or its Subsidiaries’ property or assets (which includes capital stock) securing Indebtedness, unless the Lien secures the notes equally and ratably with, or prior to, any such Indebtedness secured by such Lien, for so long as such other Indebtedness is so secured, subject to certain exceptions described below. The supplemental indenture provides for an exception from this limitation for secured debt which Frontier or its Subsidiaries may issue, assume, guarantee or permit to exist up to 10% of the value of the consolidated total assets of Frontier as shown on, or computed from, the most recent quarterly or annual balance sheet prepared in accordance with GAAP and filed by Frontier with the Securities and Exchange Commission (“SEC”) or provided to the trustee. In addition, this restriction will not take into account or apply to:

(1)	Liens securing Indebtedness and other obligations under any senior bank financing of Frontier or any of its Subsidiaries, including Guarantees of Indebtedness and other obligations under such senior bank financings, in an amount of up to 20% of the sum of the total consolidated current assets and net property, plant and equipment of Frontier as shown on, or computed from, the most recent quarterly or annual balance sheet prepared in accordance with GAAP and filed by Frontier with the SEC or provided to the trustee;

(2)	Liens existing on the Issue Date;

(3)	Liens on property that exist when Frontier acquires the property that secure payment of the purchase price of the property;

(4)	Liens securing debt that any Subsidiary of Frontier owes to Frontier or to any other Subsidiary of Frontier;

(5)	Liens on property, shares of stock or indebtedness of any entity that exists when (a) it becomes a Subsidiary of Frontier, (b) it is merged into or consolidated with Frontier or any of its Subsidiaries, or (c) Frontier or any of its Subsidiaries acquires all or substantially all of the assets of the entity, provided that no such Lien extends to any other property of Frontier or any of its Subsidiaries;

(6)	Liens on property to secure debt incurred for development or improvement of the property;

(7)	Liens securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt),

(b) contingent obligations on surety and appeal bonds and (c) other similar nondelinquent obligations, in each case incurred in the ordinary course of business;

(8)	Liens securing purchase money Indebtedness or Capital Lease Obligations, provided that (a) any such Lien attaches to the property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the property so acquired;

(9)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against Frontier’s access in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by Frontier to provide collateral to the depository institution;

(10)	pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation;

(11)	statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

(12)	Liens arising solely by operation of law and in the ordinary course of business, such as mechanics’, materialmen’s, warehousemen’s and carriers’ Liens and Liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;

(13)	Liens on personal property (other than shares or debt of Frontier’s Subsidiaries) securing loans maturing in not more than one year or on accounts receivables in connection with a receivables financing program;

(14)	Liens securing financings in amounts up to the value of assets, businesses and properties acquired after the Issue Date; or any Lien upon any property to secure all or part of the cost of construction thereof or to secure debt incurred prior to, at the time of, or within twelve months after completion of such construction or the commencement of full operations thereof (whichever is later), to provide funds for such purpose; and

(15)	extensions, renewals or replacement of any of the Liens described above, if limited to all or any part of the same property securing the, original Lien.

Notwithstanding the foregoing, Frontier will not, and will not permit any of its Subsidiaries to, Incur Liens securing Indebtedness or other obligations pursuant to the second sentence or clause (1) of the first paragraph above, unless, after giving effect to the incurrence of such Liens, the aggregate amount (without duplication) of (a) the Indebtedness and other obligations secured by Liens on the property or assets (which includes capital stock) of Frontier and its Subsidiaries incurred pursuant to the second sentence and clause (1) of the first paragraph above plus (b) the Indebtedness of Frontier’s Subsidiaries Incurred pursuant to clause (A) of the first paragraph of “—Limitation on Subsidiary Indebtedness” covenant above shall not exceed the Permitted Amount at the time of the incurrence of such Liens.

Merger, Consolidation and Sale of Assets

Frontier may not consolidate or merge with or into, or sell, lease or convey all or substantially all of its assets in any one transaction or series of transactions to any other Person, unless:

(1)	the resulting, surviving or transferee Person (the “successor”) is either Frontier or is a corporation organized under the laws of the United States, any state or the District of

Columbia and expressly assumes by supplemental indenture all of Frontier’s obligations under the supplemental indenture, the indenture and the notes; and

(2)	immediately after giving effect to the transaction no Event of Default or event which with notice or lapse of time would be an Event of Default has occurred and is continuing.

The successor will be substituted for Frontier in the indenture with the same effect as if it had been an original party to such indenture. Thereafter, the successor may exercise the rights and powers of Frontier under the indenture.

Termination of Certain Covenants

In the event that the notes receive a rating equal to or greater than BBB- by S&P and Baa3 by Moody’s or the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof (with a stable or better outlook in the case of a rating equal to BBB- by S&P and Baa3 by Moody’s) (each such rating, an “Investment Grade Rating”), and notwithstanding that such notes may later cease to have an Investment Grade Rating from either S&P or Moody’s or both, Frontier and its Subsidiaries will be released from their obligations to comply with the provisions of the indenture described under “—Limitation on Subsidiary Indebtedness.”

Events of Default

The term “Event of Default” with respect to the notes means any of the following:

(1)	failure to pay interest for 60 days after the date payment is due and payable;

(2)	failure to pay principal or premium, if any, on any note when due, at maturity, upon any redemption, by declaration or otherwise;

(3)	failure to perform other covenants for 90 days after due notice that performance was required; or

(4)	events in bankruptcy, insolvency or reorganization of Frontier.

If an Event of Default relating to the payment of interest or principal involving the notes has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal amount of the notes to be due and payable immediately.

If an Event of Default relating to the failure to perform other covenants occurs and is continuing for a period of 60 days after the date on which such failure becomes an Event of Default, then the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal amount of the notes due and payable immediately.

The holders of not less than a majority in aggregate principal amount of notes may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the notes.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of our company occurs and is continuing, then the principal amount of all of the notes outstanding and any accrued interest on such notes will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of notes against us. Except for actions for payment of overdue principal or interest, no holder of notes may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of an Event of Default and of the continuance thereof;

•	the holders of at least 25% in aggregate principal amount of the notes requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in aggregate principal amount of the notes outstanding.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture or the supplemental indenture applicable to the notes.

Discharge, Defeasance, and Covenant Defeasance

Frontier may elect either:

(1)	to defease and be discharged from any and all obligations with respect to the notes; or

(2)	to be released from its obligations described above under “—Repurchase of Notes upon a Change of Control Triggering Event,” “—Limitation on Subsidiary Indebtedness,” “—Limitation on Liens” and “—Merger, Consolidation and Sale of Assets” with respect to the notes, only:

(A)	upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any and interest on such notes on the applicable Stated Maturity of the payments in accordance with the terms of the supplemental indenture, the indenture and such notes;

(B)	upon delivery to the trustee by Frontier of an opinion of counsel to the effect that the deposit and related defeasance or release will not cause the holders of such notes to recognize income, gain or loss for federal income tax purposes;

(C)	if at the time of defeasance or release no Event of Default with respect to notes will have happened or be continuing; and

(D)	if certain other conditions are satisfied.

Book-Entry, Delivery and Form

The notes initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, the Depository Trust Company, or DTC, or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports that we or the trustee delivers pursuant to the indenture. Accordingly, each person owning a beneficial interest in the notes must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated form:

(1)	you will not be entitled to receive physical delivery of a certificate representing your interest in the notes;

(2)	all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

(3)	all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under Section 17A of the Exchange Act DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

If you intend to purchase any of the notes in the manner provided by this prospectus supplement, you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of the notes, who we refer to as a “beneficial owner,” is in turn to be received on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We will make any payments on the notes to DTC. DTC’s practice is to credit direct participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. The trustee or we will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or DTC has ceased to be a clearing agency registered under the Exchange Act when required to do so and a successor depositary is not appointed within 90 days, we will issue notes in certificated form in exchange for global securities. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy. Neither we nor the trustee will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

(1)	the accuracy of the records of DTC, its nominee or any participant, any ownership interest in the notes, or

(2)	any payments to, or the providing of notice to, participants or beneficial owners.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of the notes to:

•	secure the notes;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of the notes;

•	provide for the issuance of, and terms of, additional notes as permitted under the indenture;

•	cure any ambiguity or correct any inconsistency in the indenture or any supplement thereto;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights hereunder of any holder of the notes; and

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the notes, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of the indenture or any supplement thereto or modify in any manner the rights of the holders of the notes. We and the trustee may not, however, without the consent of the holder of each outstanding note affected thereby:

•	extend the final maturity of any note;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, premium, if any, or interest is payable;

•	impair the right to institute suit for the enforcement of any payment on any note when due; or

•	reduce the percentage of holders of notes whose consent is required for any modification of the indenture.

The Trustee

The Bank of New York Mellon is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture or the supplemental indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture and the supplemental indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Pursuant and subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest, it would be required to eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or of any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the notes or the indenture.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of Frontier or Indebtedness of a Subsidiary of Frontier assumed in connection with an Asset Acquisition by such Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Subsidiary or such Asset Acquisition.

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1)	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Asset Acquisition” means (1) an investment by Frontier or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with Frontier or any of its Subsidiaries; or (2) an acquisition by Frontier or any of its Subsidiaries of the property and assets of any Person other than Frontier or any of its Subsidiaries that constitute substantially all of a division, operating unit or line of business of such Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means either the Board of Directors of Frontier or any committee of such Board duly authorized to act on its behalf.

“Board Resolution” means one or more resolutions, certified by the secretary or an assistant secretary of Frontier to have been duly adopted or consented to by the Board of Directors and to be in full force and effect, and delivered to the trustee.

“Business Day” means a day that (a) in the Place of Payment (or in any of the Places of Payment, if more than one) in which amounts are payable and (b) in the city in which the Corporate Trust Office is located, is not a Saturday or Sunday or a day on which banking institutions are authorized or required by law or regulation to close.

“Capital Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of Indebtedness will be the capitalized amount of the obligations determined in accordance with GAAP consistently applied.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated) of or in such entity’s Common Stock or other equity interests, and options, rights or warrants to purchase such Common Stock or other equity interests, whether now outstanding or issued after the Issue Date.

“Change of Control” means the occurrence of any of the following:

(1)	the adoption of a plan relating to the liquidation or dissolution of Frontier;

(2)	any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of Frontier; provided that a transaction in which Frontier becomes a Subsidiary of another Person shall not constitute a Change of Control if (a) the stockholders of Frontier immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom Frontier is then a Subsidiary and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of Frontier; or

(3)	the first day on which a majority of the members of the Board of Directors of Frontier are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Common Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (“Remaining Life”).

“Comparable Treasury Price” means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations the average of all such quotations.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Frontier who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office” means the office of the trustee at which the trust created by the indenture shall, at any particular time, be principally administered, which office is, at the date as of which the indenture is dated, located at 101 Barclay Street, Floor 8 West, New York, New York 10286.

“Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other lenders, including the Rural Telephone Finance Cooperative, providing for revolving credit loans, term loans, receivables financings, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, letters of credit or other borrowings, including capital markets debt, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Subsidiary” means any Subsidiary of Frontier (a) the Capital Stock of which Frontier intends to distribute to its shareholders or (b) the assets or Capital Stock of which Frontier intends to sell or otherwise dispose of to any Person other than Frontier or any of its Subsidiaries, in each case, as evidenced by a Board Resolution.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

“Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination, unless otherwise specified, shall be conclusive if evidenced by a Board Resolution.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Subsidiary will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and (2) neither the accrual of interest nor the accretion or amortization of original issue discount nor the payment of interest or dividend in the form of additional Indebtedness shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)

all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all Capital Lease Obligations of such Person;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)	to the extent not otherwise included in this definition, obligations under Interest Rate Agreements, Commodity Agreements and Currency Agreements, except for Interest Rate Agreements, Commodity Agreements and Currency Agreements entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk; and

(9)	all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

(A)	that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B)	that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C)	that Indebtedness shall not include:

(I) any liability for federal, state, local or other taxes;

(II) workers’ compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business;

(III) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two business days of its Incurrence; or

(IV) any Indebtedness defeased or called for redemption.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Issue Date” means August 15, 2012.

“Lien” means, with respect to any property or assets, including Capital Stock, any mortgage or deed of trust, pledge, lien, hypothecation, assignment, deposit arrangement, security interest, charge, easement or zoning restriction that materially impairs usefulness or marketability, encumbrance, security agreement, Capital Lease Obligation, conditional sale, any other agreement that has the same economic effect as any of the above, or any sale and leaseback transaction.

“Moody’s” means Moody’s Investor Services, Inc. or any successor rating agency.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer or any vice president and by the treasurer, any assistant treasurer, the controller, any assistant controller, the secretary or any assistant secretary of such Person in accordance with the applicable provisions of the indenture.

“Permitted Amount” means, at any time, the sum of (a) 10% of the value of the consolidated total assets of Frontier and (b) 20% of the sum of the total consolidated current assets and net property, plant and equipment of Frontier, in each case, as shown on, or computed from, the most recent quarterly or annual consolidated balance sheet filed by Frontier with the SEC or provided to the trustee.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means the place or places where the principal of and interest, if any, on the notes are payable as determined in accordance with the indenture.

“Ratings Agencies” means Moody’s and S&P.

“Ratings Decline” means the occurrence of the following on, or within 90 days after, the date of the public notice of the occurrence of a Change of Control or of the intention by us or any third-party to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies): (1) in the event that the notes have an Investment Grade Rating by both Ratings Agencies, such notes cease to have an Investment Grade Rating by one or both of the Ratings Agencies, or (2) in any other event, the rating of such notes by either of the Ratings Agencies decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.

“Reference Treasury Dealer” means any of the primary U.S. Government securities dealers in New York City.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor rating agency.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the Board of Directors of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth a summary of certain material United States federal income tax consequences of the purchase, ownership and disposition of notes.

This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor’s particular tax situation;

•

summarizes certain material United States federal income tax consequences of the purchase, ownership and disposition of the notes offered hereby by an initial holder of the notes who purchases the notes in the initial offering for cash at their issue price;

•

is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the existing applicable United States Treasury regulations promulgated or proposed under the Code, which we refer to as the “Treasury Regulations,” judicial authority and currently effective published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect, and differing interpretations;

•	is applicable only to beneficial owners of notes who hold their notes as “capital assets,” within the meaning of section 1221 of the Code;

•

does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	dealers and electing traders in securities or currencies who use a mark-to-market method of accounting for their securities holdings;

•	brokers, banks and other financial institutions, insurance companies, tax-exempt organizations and pension funds;

•	regulated investment companies and real estate investment trusts;

•	persons who own the notes as a position in a hedging transaction or as part of a “straddle,” “conversion” or other integrated transaction for federal income tax purposes;

•	U.S. holders (as defined below) whose “functional currency” for federal income tax purposes is not the United States dollar;

•	certain former citizens and former long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	corporations that accumulate earnings in order to avoid United States federal income tax;

•	non-U.S. holders (defined below) subject to special rules under the Code, including “controlled foreign corporations” and “passive foreign investment companies”; and

•	partnerships, other pass-through entities and investors in these entities; and

•

does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the United States federal gift tax and estate tax.

We intend to treat the issuance of the notes offered hereby as part of the same issue as the $600,000,000 aggregate principal amount of 7.125% Senior Notes issued on August 15, 2012 for

U.S. federal income tax purposes. If the issuance of the notes offered hereby is so treated, the notes offered hereby will have the same issue date and the same issue price as the existing notes for U.S. federal income tax purposes. The remainder of this discussion assumes that the notes offered hereby will be treated as a part of the same issue as the existing notes.

As used in this summary, the term “U.S. holder” means a beneficial owner of a note who is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as an association taxable as a corporation, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more “United States persons,” within the meaning of section 7701(a)(30) of the Code, has the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, holds notes, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in the notes.

The term “non-U.S. holder” means a beneficial owner of a note who is neither a U.S. holder nor a partnership. Potential non-U.S. holders should refer to the discussion under the heading “—Non-U.S. Holders” below.

This summary of material United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of the notes, including the application to their particular situation of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Effect of Certain Contingencies

Under the terms of the notes, amounts in excess of stated interest or principal may be required to be paid in certain circumstances. See “Description of the Notes—Repurchase of Notes upon a Change of Control Triggering Event.” It is possible that the IRS could assert that the payment of such excess amounts is a “contingent payment,” and the notes are therefore contingent payment debt instruments for United States federal income tax purposes. Under the applicable Treasury Regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. The Company believes the possibility of making additional payments is remote and/or incidental and consequently, the notes would not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

Stated Interest

Stated interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for United States federal income tax purposes.

A portion of the purchase price of the notes offered hereby is attributable to the amount of interest accrued prior to the date the notes are issued in this offering, or the pre-issuance accrued interest. Because the issue price of the notes offered hereby as determined for U.S. federal income tax purposes excludes any pre-issuance accrued interest, a portion of the stated interest payment on January 15, 2013 on the notes offered hereby equal to any pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the notes offered hereby.

Amortizable Bond Premium

If a U.S. holder purchases a note offered hereby for an amount (excluding any amounts attributable to pre-issuance accrued interest, as discussed above) in excess of the sum of all amounts payable on such note (other than in respect of stated interest), such excess generally will be considered “amortizable bond premium.” For this purpose, in determining the sum of all amounts payable on such note, it may be assumed that we will exercise our rights to call the notes offered hereby at a premium, and subsequent adjustments may be made if we do not in fact exercise our call rights. Accordingly, because the notes offered hereby may be redeemed by us prior to maturity at a premium, special rules may apply to reduce, eliminate or defer the amount of amortizable bond premium that you may amortize with respect to a note offered hereby. Prospective investors should consult their tax advisors about these special rules, including whether it would be advisable to elect to treat all interest on the notes offered hereby as original issue discount, in which case a U.S. holder would not be subject to these special rules.

A U.S. holder may elect to reduce the amount required to be included in income each year with respect to interest on a note offered hereby by the amount of amortizable bond premium allocable to that year based on the constant yield method. A U.S. holder’s tax basis in the notes offered hereby will be decreased by the amount of amortizable bond premium allowable as a deduction each year. If a U.S. holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the U.S. holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Upon a sale, exchange, redemption, repurchase or other taxable disposition of notes, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss will be measured by the difference, if any, between:

•	the amount of cash plus the fair market value of any other property received in exchange for the disposed notes, excluding any such amount attributable to accrued but unpaid interest; and

•	the U.S. holder’s adjusted tax basis in the disposed notes.

Any amount received by the U.S. holder attributable to accrued but unpaid interest will be taxed as such, as described under the heading “—Stated Interest” above.

Subject to any adjustments, a U.S. holder’s adjusted tax basis in a note generally will equal the holder’s initial investment in the note (other than amounts attributable to pre-issuance accrued interest), reduced by any cash payments received on the note other than stated interest and by any amortizable bond premium previously amortized.

Gain or loss recognized by a U.S. holder generally will be capital gain or loss and, if such holder held the note for more than one year at the time of the disposition, long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Medicare Surtax

Legislation enacted in 2010 will require certain U.S. holders who are individuals, estates or trusts to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income,” which includes, among other items, interest on, and capital gains from the sale or other taxable disposition of, the notes. This surtax will apply to taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding the effect, if any, of this legislation on their investment in the notes.

Non-U.S. Holders

Taxation of Interest

All payments to a non-U.S. holder that are attributable to interest generally will be exempt from United States federal withholding tax, provided that:

•

such payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or, in the case of an applicable tax treaty, are not attributable to the non-U.S. holder’s “permanent establishment” in the United States or, in the case of an individual, “fixed base” maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

the non-U.S. holder is not a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership within the meaning of the applicable sections of the Internal Revenue Code; and

•

prior to the payment, the non-U.S. holder of the note certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or appropriate substitute form, that it is not a “United States person” for United States federal income tax purposes.

The certification described in the last clause above may be provided by (1) a securities clearing organization, (2) a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business or (3) a “qualified intermediary” that has entered into a withholding agreement with the IRS and other conditions are met.

A non-U.S. holder who is not exempt from tax under these rules generally will be subject to United States federal withholding tax at a gross rate of 30%, subject to any exemption or reduction under an applicable income tax treaty, unless the interest is effectively connected with the conduct by the non-U.S. holder of a United States trade or business, as described under the heading “—United States Trade or Business” below. Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal withholding tax on payments of interest. Non-U.S. holders will be required to comply with certification requirements in order to claim a treaty exemption or reduced rate, which may be satisfied by providing an IRS Form W-8BEN or appropriate substitute form to us or our agent.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below concerning backup withholding, any gain realized (but excluding any amounts attributable to accrued but unpaid interest, which is treated as interest as discussed above in “—Taxation of Interest”) by a non-U.S. holder on a sale, exchange, redemption, repurchase or other taxable disposition of notes generally will be exempt from United States federal income and withholding tax, unless:

•

that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or, for individuals, a “fixed base” of the non-U.S. holder (see “—United States Trade or Business” below); or

•	in the case of a nonresident alien individual, the holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are satisfied.

Any amount received by a non-U.S. holder on a sale or other disposition attributable to accrued but unpaid interest will be treated as such. See “—Taxation of Interest” above.

United States Trade or Business

For purposes of the discussion below, income or gain with respect to a note generally is considered United States trade or business income if it is:

•	effectively connected with the conduct by the non-U.S. holder’s conduct of a trade or business within the United States; and

•

in the case of a treaty resident, attributable to the holder’s permanent establishment in the United States or, in the case of an individual, a fixed base in the United States maintained by the non-U.S. holder.

Non-U.S. holders generally will be taxed on any United States trade or business income in the same manner as U.S. holders, but without regard to the Medicare Surtax. See “—U.S. Holders” above. Non-U.S. holders will be required to provide a properly executed IRS Form W-8ECI or appropriate substitute to claim any available exemption from income or withholding tax.

Non-U.S. holders should consult any applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal income or withholding tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from income or withholding tax pursuant to an applicable income tax treaty.

Corporate non-U.S. holders with United States trade or business income may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to exemption or reduction by any applicable income tax treaty.

Backup Withholding and Information Reporting

U.S. Holders

Certain non-exempt U.S. holders may be subject to information reporting in respect of any payments made on the notes or the proceeds of a disposition of notes. In addition, backup withholding may apply, currently at a rate of 28%, if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, (ii) fails to certify eligibility for an exemption to backup withholding or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

We will, where required, report to non-U.S. holders and to the IRS the amount of any principal and interest paid on the notes. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding, currently at a rate of 28%, will not apply to payments of interest if either the requisite certification that the non-U.S. holder is not a United States person for United States federal income tax purposes has been received or an exemption from backup withholding has otherwise been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the non-U.S. holder is a United States person for United States federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not satisfied.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of notes within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status or such owner otherwise establishes an exemption (provided that neither the broker nor intermediary has actual knowledge or reason to know that such owner is a United States person or that the conditions of any other exemptions are not in fact satisfied).

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from payments to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% on interest income paid after December 31, 2013 and gross proceeds from a disposition of notes paid after December 31, 2014 to (i) a foreign financial institution, unless such foreign financial institution agrees to verify, report and disclose its United States account holders and meets certain other specified requirements, or (ii) a non-financial foreign entity that is the beneficial owner of the payment, unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed Treasury Regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. Prospective investors should consult their own tax advisors regarding this legislation and whether it may be relevant to their purchase, ownership and disposition of the notes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans that are subject to Section 4975 of the Code or by persons whose underlying assets are considered to include “plan assets” of such plans (each, an “ERISA Plan”). Certain other benefit plans may be subject to federal, state, local, non-U.S. or other laws that regulate their investments (collectively, “Similar Laws”) and, accordingly, may be subject to similar risks (together with ERISA Plans, “Plans”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons who are “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code), unless an exemption applies. A non-exempt prohibited transaction may have to be rescinded, and a fiduciary of an ERISA Plan that permits such a transaction may be subject to penalties and liabilities under ERISA.

The issuer or certain of its affiliates may be a party in interest or disqualified person with respect to ERISA Plans from time to time, and the extension of credit is a transaction to which Section 406 of ERISA and Section 4975 of the Code applies. The acquisition and/or holding of notes by any ERISA Plan as to which the issuer and certain of its affiliates is considered a party in interest or a disqualified person may result in a direct or indirect prohibited transaction under ERISA and/or Section 4975 of the Code, unless an exemption applies.

Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code exempt the involvement of the assets of an ERISA Plan in connection with the sale or exchange of property with, the lending of money or other extension of credit with, or the transfer of plan assets to, or the use of plan assets by or for the benefit of, a person who is a party in interest or disqualified person if: (i) such person is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan or by reason of certain relationships to such a service provider and is not a fiduciary (including by reason of rendering investment advice) with respect to the investment of plan assets involved in the transaction and (ii) the ERISA Plan pays no more and no less than adequate consideration (as defined in such Sections).

In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 (relating to transactions effected by independent qualified professional asset managers), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 95-60 (relating to transactions involving life insurance company general accounts) and PTCE 96-23 (relating to transactions effected by in-house asset managers). A purchaser of any notes should be aware that there can be no assurance that all of the conditions of any such exemption will be satisfied and that the scope of the exceptive relief provided by any such exemption might not cover all acts which might be construed as prohibited transactions.

The notes should not be purchased or held by any Plan unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or a violation of, or penalty, excise or similar tax under, any applicable Similar Laws.

Representation

By acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either: (i) no portion of the assets used by such purchaser or transferee to acquire or hold the note constitutes assets of any Plan or (ii) the purchase and holding of the note by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, or a similar violation of, or penalty, excise or similar tax under, any applicable Similar Laws.

The preceding discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan should consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment, including the applicability of any exemption thereto. Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary and prohibited transaction rules of ERISA, Section 4975 of the Code and any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Credit Suisse Securities (USA) LLC , have severally agreed to purchase from us the following respective principal amounts of notes offered hereby listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
RBS Securities Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC

Total		$200,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the representative of the underwriters that the underwriters propose to offer the notes offered hereby to the public at the public offering price set forth on the cover of this prospectus. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $0.4 million.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are not and will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters currently make a market in the notes and have advised us that they currently intend to continue to make a market in the notes, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will continue. If an active trading market for the notes does not continue, the market price and liquidity of the notes may be adversely affected.

We expect that delivery of the notes offered hereby will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding business day should consult their own advisor.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the

Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or;

(c) in any other circumstances falling within article 3(2) of the Prospectus Directive.

provided that no such offer of the notes shall result in a requirement for the publication by the Company or the representative of the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for Frontier and its affiliates, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates are lenders and/or agents or arrangers under Frontier’s existing credit facilities. Certain of the underwriters or their affiliates may hold long and short positions in the debt and equity of Frontier and its affiliates for their own account and for the account of their customers.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Jones Day, New York, New York. The underwriters were represented by Weil, Gotshal & Manges LLP in connection with this offering.

EXPERTS

The consolidated financial statements of Frontier Communications Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined special-purpose financial statements of Verizon Communications Inc.’s Separate Telephone Operations as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, incorporated by reference in the Prospectus and Registration Statement (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.frontier.com. However, the information on our website is not a part of this prospectus supplement and the accompanying prospectus. In addition, you can inspect reports and other information we file at the office of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. This prospectus supplement, the accompanying prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the following documents listed below and any future filings (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until the underwriters sell all of the securities offered hereby:

•

our Annual Report on Form 10-K for the year ended December 31, 2011, including portions of our Proxy Statement on Schedule 14A for the 2012 annual meeting of our stockholders to the extent specifically incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Form 8-K filed on January 10, 2012, January 27, 2012, February 14, 2012, February 16, 2012 (relating to our declaration of a quarterly dividend), February 22, 2012, March 16, 2012, April 2, 2012, April 9, 2012, April 20, 2012, May 7, 2012 (relating to our press release announcing the Company being named to the Fortune 500 list), May 8, 2012, May 10, 2012 (relating to our press release announcing the Company’s participation in an investor conference), May 14, 2012, May 18, 2012 (both Current Reports filed on such date), May 22, 2012, June 1, 2012, June 18, 2012, July 10, 2012, July 25, 2012, August 8, 2012, August 9, 2012 (both Current Reports filed on such date), August 15, 2012, September 12, 2012 and September 14, 2012; and

•

the combined financial statements of Verizon’s Separate Telephone Operations (1) at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, contained in our prospectus filed pursuant to Rule 424(b) on June 4, 2010, and (2) at June 30, 2010 and December 31, 2009 and for the six and three months ended June 30, 2010 and 2009, contained in the Current Report on Form 8-K, filed on May 10, 2012.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Telephone No. (203) 614-5600.

PROSPECTUS

Frontier Communications Corporation

Debt Securities

We may from time to time offer to sell our debt securities, which may consist of debentures, notes or other types of debt.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of any securities to be offered in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 3 High Ridge Park, Stamford, Connecticut 06905. Our telephone number is (203) 614-5600.

Investing in our securities involves risks. Please refer to the “Risk Factors” section on page 2 and the supplemental risk factors contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2012

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus or any accompanying prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement, including its exhibits. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any accompanying prospectus supplements or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Statements contained in this prospectus and any accompanying prospectus supplement or in any applicable free writing prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement, any applicable free writing prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. None of the delivery of this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus or any sale made under this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus will, under any circumstances, imply that the information in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus is correct as of any date after the date of this prospectus or any such accompanying prospectus supplement or applicable free writing prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in any accompanying prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectuses prepared by or on behalf of us or to which we have referred you. We have not authorized anyone else to provide you with any other information.

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Frontier,” “we,” “us,” “our,” “our company” or “the company” refer to Frontier Communications Corporation, a Delaware corporation, and its direct and indirect subsidiaries.

OUR COMPANY

We are a communications company providing services predominantly to rural areas and small and medium-sized towns and cities in the U.S. Our business is with both residential and business customers and we provide the “last mile” of telecommunications services to customers in these markets.

We offer a broad portfolio of high-quality communications services for residential and business customers in each of our markets. These include services traditionally associated with

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local telephone companies, as well as other services such as long distance, Internet access, broadband-enabled services and video services. We offer these services both á la carte and, increasingly, as bundled packages which are purposely designed to simplify customer purchasing decisions and to provide the customer with pricing discounts. We also offer incentives and promotions such as gifts to influence customers to purchase or retain certain services. We also enhance customer retention by offering one-, two- and three-year price protection plans under which customers commit to a term in exchange for predictable pricing or other incentives and promotions. We are staffed locally with skilled technicians and supervisory personnel, which enables us to provide efficiently and reliably an array of communications services to meet our customers’ needs. Our call center operations and field technicians are staffed with 100% U.S.-based personnel.

Our mission is to be the leader in providing communications services to residential and business customers in our markets. We are committed to delivering innovative and reliable products and solutions with an emphasis on convenience, service and customer satisfaction. We believe that our local management structure, 100% U.S.-based customer service and innovative product positioning will continue to differentiate us from our competitors in the markets in which we compete.

For the year ended December 31, 2011, we had total revenue of approximately $5.2 billion.

We are a Delaware corporation with executive offices at 3 High Ridge Park, Stamford, Connecticut 06905. Our telephone number is (203) 614-5600.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of this ratio, earnings consist of pre-tax income (loss) from continuing operations before dividends on convertible preferred securities, extraordinary expense, cumulative effect of changes in accounting principles and income (loss) from equity investees, plus fixed charges (except for interest capitalized and preferred dividend requirements of consolidated subsidiaries) and distributed income of equity investees. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed to be representative of interest.

Year Ended December 31,					Three Months Ended March 31,
2007	2008	2009	2010	2011	2012
1.87	1.76	1.49	1.49	1.33	1.24

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DESCRIPTION OF DEBT SECURITIES

We will set forth in the applicable prospectus supplement a description of any debt securities that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Jones Day, New York, New York.

EXPERTS

The consolidated financial statements of Frontier Communications Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined special-purpose financial statements of Verizon Communications Inc.’s Separate Telephone Operations as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, incorporated by reference in this Prospectus and Registration Statement (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.frontier.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This

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prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the following documents listed below and any future filings (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2012;

•

our Current Reports on Form 8-K filed on January 10, 2012, January 27, 2012, February 14, 2012, February 16, 2012 (relating to our declaration of a quarterly dividend), February 22, 2012, March 16, 2012, April 2, 2012, April 9, 2012, April 20, 2012, May 7, 2012 (relating to our press release announcing the Company being named to the Fortune 500 list), May 8, 2012 and May 10, 2012 (relating to our press release announcing the Company’s participation in an investor conference); and

•

the combined financial statements of Verizon’s Separate Telephone Operations (1) at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, contained in our prospectus filed pursuant to Rule 424(b) on June 4, 2010, and (2) at June 30, 2010 and December 31, 2009 and for the six and three months ended June 30, 2010 and 2009, contained in the Current Report on Form 8-K, filed on May 10, 2012.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Telephone No. (203) 614-5600.

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